Exhibit 99 (a)

NASD: BOKF


For Further Information Contact:
Steven Nell                    Jesse Boudiette
Chief Financial Officer        Corporate Communications Manager
(918) 588-6000                 (918) 588-6532


                 BOK FINANCIAL CORP. CHOOSES NOT TO PARTICIPATE
                     IN TREASURY'S CAPITAL PURCHASE PROGRAM


TULSA, Okla. (Wednesday, November 12, 2008) - BOK Financial Corp. elected not to participate in the Treasury's Capital Purchase Program, an element of the Troubled Assets Relief Program (TARP) intended to provide banks with additional capital.

"We were invited to participate in this program though government officials made it clear this was solely our business decision," said BOK Financial President and CEO Stan Lybarger. "We studied it closely as a potential option to supplement our existing strong capital position, but we determined the additional funds were unnecessary. Our current capital levels are well above government requirements and we have access to additional private capital, uniquely positioning the company to continue growth plans without the additional capital provided by the program. Our support of customers in this region has remained strong; we continue to lend and we have adequate funding and liquidity to support anticipated loan opportunities. Our capital strength will permit sufficient support to our regional customers and allow us to seek and take advantage of acquisitions opportunities."

On October 29, BOK Financial reported 2008 third quarter earnings of $56.7 million or $0.84 per diluted share, net interest revenue of $164.3 million and fees and commissions revenue of $126.7 million. The company and each of its subsidiary banks exceeded the regulatory definition of well-capitalized at September 30, 2008, with the company's Tier 1 and tangible capital ratios at 9.25% and 7.16%, respectively. Combined reserves for credit losses totaled $209 million or 1.65% of outstanding loans at September 30, 2008. At September 30, the bank's ratio of reserves to outstanding loans exceeded the median of its defined group of similarly sized peer banks. On October 28, the company's board of directors maintained its cash dividend of $0.225 per common share.

"The government is taking appropriate steps to stabilize the U.S. economy and financial markets and we anticipate these efforts will generate results by helping support the financial institutions that would benefit most from the assistance," Lybarger said.

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., Bank of Kansas City, N.A., BOSC, Inc., Cavanal Hill Investment Management, Inc., the TransFund electronic funds network, and Southwest Trust Company, N.A. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com. # # #